Exhibit 10.2

Summary of November 7, 2006 Performance Bonus Awards

On November 7, 2006, the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) of Silicon Graphics, Inc. (the “Company”) approved performance bonus awards under the FY2007 SGI Cash Bonus Plan (the “Bonus Plan”) for certain of the Company’s executives, including all executive officers other than the Chief Executive Officer. The Bonus Plan is an annual, performance-based incentive plan for designated employees, managers and executives not otherwise participating in a commission-based sales compensation plan. The primary purpose of the bonus plan is to align and motivate all participants behind a consistent set of companywide financial metrics. The performance goals for executive participants are comprised of corporate financial objectives, weighted at 70% of the total bonus target (consisting of revenue and operating income targets, each weighted at 35% of the total bonus target), and functional/individual objectives identified by the senior management team or Chief Executive Officer, as appropriate, weighted at 30% of the total bonus target.

Participating executive officers are eligible for target bonus amounts based on a percentage of their base salary ranging from 40% to 100%, depending on the participant’s position. The maximum bonus opportunity for executive officers under the Bonus Plan ranges from 54% to 135% of base salary, depending on the participant’s position. Participants will receive the maximum bonus opportunity only if each of the corporate performance measures exceed full achievement, up to the maximum allowed by the plan, and individual performance measures established are fully achieved.

The following table sets forth the base salary, bonus target and maximum bonus opportunity, as a percentage of base salary, for the awards under the Bonus Plan made to the Company’s named executive officers on November 7, 2006 (other than Chief Executive Officer, who did not receive an award on such date).

Name and Title	Target	Maximum	Base Salary
Kathy Lanterman, Senior Vice President and Chief Financial Officer	50%	67.5%	$310,000
Eng Lim Goh, Senior Vice President and Chief Technology Officer	50%	67.5%	$328,500
Barry Weinert, Vice President and General Counsel	40%	54%	$250,000

The actual bonuses payable under the Bonus Plan, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of the objectives. At the end of the performance period, which aligns with the fiscal year, achievement of the objectives will be evaluated by the Committee and the amount of any bonus will be determined. Awards for the corporate and individual objective components of the Bonus Plan will be determined separately and added together to determine the total payment; however, no bonus payment will be made unless a minimum threshold of corporate financial achievement is attained. The Committee retains the discretion to reduce or increase the bonus amount otherwise payable under the Bonus Plan based on actual performance. The Committee may terminate or modify the Bonus Plan at any time.

On November 7, 2006, the Committee also approved a separate special performance bonus for Kathy Lanterman, the Company’s Senior Vice President and Chief Financial Officer, of up to $150,000 based on the achievement of certain performance metrics. The performance metrics are tied to the Company’s successful emergence from Chapter 11 proceedings and the completion of the Company’s audit, preparation of financial statements and SEC reporting obligations for fiscal 2006 and the first quarter of fiscal 2007. The performance period ends on November 30, 2006 at which time the achievement of the metrics will be evaluated by the Committee and the amount of any special bonus will be determined.

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